Exhibit 10.1

2010 Main Street, Suite 900 Irvine, CA 92614

April 30, 2016

Robert Regular

640 Lawlins Road

Wyckoff, NJ 07481

Dear Bob:

This agreement (Agreement”) confirms the agreement between you and Propel Media, Inc. (the “Company”) concerning the terms of your separation from the Company.

1.	Separation Date: Your last day of employment with the Company was April 30, 2016 (the “Separation Date”). You will have no further job duties or responsibilities to the Company after the Separation Date, except as stated herein.

2.	Acknowledgment of Payment of Wages: By your signature below, you acknowledge that the Company provided you with your final paycheck including all compensation and any accrued and unused paid time off due to you from the Company as of the Separation Date, less applicable deductions and withholdings. You further acknowledge that the Company has reimbursed you for all reimbursable expenses due to you from the Company as of the Separation Date.

3.	Severance: As consideration for your execution of this Agreement and your agreement to be bound by this Agreement, the Company agrees to provide you with an amount equal to five hundred thousand dollars ($500,000) in severance and thirty-six thousand nine hundred and eighty six dollars ($36,986.00) as wages with respect to the advance notice provision of separation of employment, less applicable deductions and withholdings (collectively, the “Severance Payment”). The Severance Payment shall be payable over twelve (12) months in equal, periodic installments in accordance with the Company’s normal payroll procedures. The first of such payments shall begin within ten (10) calendar days of (i) you signing and returning this Agreement to the Company; and (ii) expiration of the revocation period outlined herein, without revocation of this Agreement by you. In exchange for receipt of the payments set forth herein, you further agree to waive and release any advance notice requirements related to the separation of your services from the Company, and further acknowledge and agree that (i) the date of termination for all purposes under your Employment Agreement (as defined below) shall be April 30, 2016, (ii) written notice of the separation of your services was provided on April 26, 2016 and (iii) the Severance Payment constitutes full satisfaction for any and all payments that would have been due to you during the advance notice periods related to the separation of your services under your Employment Agreement and all payments due to you under Paragraph 4.6(c)(i) of your Employment Agreement.

As further additional consideration for this Agreement, the Company agrees to modify Paragraph 5.4 of your Employment Agreement dated March 6, 2015, and amended on April 22, 2016 (“Employment Agreement”) as follows:

Paragraph 5.4(a)(i) is amended to add the following sentence: “ For purposes of this Paragraph 5.4(a)(i), the term “business of the company” shall mean “business of the Company that is any advertising business that serves advertising utilizing downloadable desktop software.””

Paragraph 5.4(a)(ii) is amended such that the referenced time frame “more than six (6) months prior thereto” is amended to read “more than thirty (30) days prior thereto.”

For avoidance of doubt, only the aforementioned terms of the Employment Agreement are modified, and Employee’s obligations pursuant to Paragraph 5 of the Employment Agreement (entitled “Protection of Confidential Information; NonCompetition”, including 5.4 of the Employment Agreement, as amended above, shall remain unchanged and shall continue in full force and effect.

propelmedia.com

4.	Return of Company Property: You agree that you have returned or will return to the Company, within forty-eight (48) hours of the Separation Date, all property or data of the Company of any type whatsoever that has been in your possession or control. Such property or data include, but are not limited to, all of the Company’s documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to: the Company’s files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, laptop computers, credit cards, entry cards, identification badges, and keys, as well as any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). By signing this Agreement, you represent that you have made or will make a diligent search for any of the Company’s documents and property (as described above) in your possession or control and that you have returned or will return all such materials to the Company.

5.	Confidential Information: You hereby acknowledge that you are bound by the Employee Confidentiality, Assignment and Non-Solicitation Agreement and Paragraph 5 of your Employment Agreement related to “Protection of Confidential Information; Non-Competition, as amended, above (collectively “Confidentiality Agreements”) and that as a result of your employment with the Company you have had access to the Company’s Confidential Information, that you will hold all such Confidential Information in the strictest confidence, and that you will not make use of such Confidential Information on behalf of anyone. You understand and agree that you will remain bound by the Confidentialtiy Agreements after the Separation Date, and that your obligations under those agreements, as under this Agreement, are continuing obligations. You further confirm that you have delivered to the Company, all documents and data of any nature containing or pertaining to such Confidential Information, and that you have not taken with you any such documents or data or any reproduction thereof.

6.	General Release and Waiver of Claims:

a.	The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, paid time off, bonus and commission pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the degree that you assert, have asserted, or can assert any claim for unpaid wages or compensation of any type prior to the execution of this Agreement, you acknowledge that the Company has a good faith dispute regarding whether any such wages or compensation are due to you, and as such, this Agreement, and the consideration paid to you hereunder, constitute a compromise of a good faith dispute. To the fullest extent permitted by law, you hereby release and waive, on your own behalf as well as on behalf of your heirs and assigns, any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, consultants, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any applicable laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims relating in any way to any right to protected leave, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the New York Human Rights Law, and any other laws and/or regulations relating to employment or employment discrimination or harassment, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act, or any other legal limitation on the employment relationship, including any applicable provisions of the California Labor Code, the New York Labor Code as well as any other claim or cause of action based on any federal, state, county, city, or other governmental constitution, statute, regulation, or ordinance, or on the common law.

propelmedia.com

b.	You understand that this Agreement waives and releases both known and unknown claims. To that end, by signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, or its New York State equivalent, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c.	You and the Company do not intend to release claims that you may not release as a matter of law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7.	Covenant Not to Sue:

a.	To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against the Releasees, which is based in whole or in part on any matter covered by this Agreement.

b.	Nothing in this Section 7 shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, the New York Human Rights Commission, or other applicable state agency. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and are waiving your right to recover any damages or other equitable or injunctive relief of any claim or suit brought by or through any federal, state, or local government agency or other party. Further, you acknowledge and agree that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.	Nothing in this Section 7 shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8.	Non-Disparagement: You agree that you will not publicly or privately disparage the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, or through, under or in concert with any of them, with any written, electronic, or oral statement. Nothing in this Section 8 shall prohibit you from providing truthful information in response to a subpoena or other legal process. You also agree that you will not interfere with the Company’s relationships with current or prospective employees, suppliers, customers, investors, or business partners known or disclosed to you during the course of your employment with the Company.

propelmedia.com

9.	Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in New York through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10.	Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11.	Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement or any settlement, you will state only that you and the Company reached resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

12.	No Admission of Liability: This Agreement is not and shall not be construed or contended by you or otherwise to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 or its New York State equivalent and/or any other state or federal provisions of similar effect. This Agreement shall be fully admissible, however, in any action or arbitration to enforce this Agreement.

13.	Entire Agreement: With the exception of the Employment Agreement and any previously executed confidentiality agreements, including the Confidentiality Agreements referenced in Paragraph 5, above, which govern your noncompetition and nondisclosure obligations, which shall supplement this Agreement, this Agreement constitutes the entire agreement between you and the Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.	Severability: The provisions of Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

propelmedia.com

15.	Modification; Counterparts; Facsimile Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original.

16.	Your Agreement: You agree that (i) you fully understand the terms of this Agreement; (ii) you are executing this Agreement in exchange for consideration in addition to anything of value to which you are already entitled; and (iii) you are fully satisfied with the terms of this Agreement and are executing this Agreement voluntarily, knowingly and willingly and without duress.

17.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court locate in New York, New York. The parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

18.	Eligibility for Severance: You acknowledge that before your signing of this Agreement, the Company has also advised you of the individuals affected in the reduction-in-force (“Decisional Unit”) through Attachment A. Attachment A is a listing of the ages and job titles of persons in the Decisional Unit who were and were not selected for termination of services and offered severance payment for signing an Agreement. Only individuals whose services are being terminated in the Company’s reduction-in-force are selected and offered severance benefits under this severance program.

You acknowledge that you were given FORTY-FIVE (45) days by the company to consider and accept the terms of this Agreement and that you were advised to consult with an attorney about the Agreement before signing it. any changes made in the terms of this Agreement, whether material or not, will not restart the running of this 45-day period. To accept the Agreement, please date and sign this letter and return it to the company as set forth below. Once you do so, you will still have seven (7) additional days from the date you sign to revoke your acceptance (“revocation period”). If you decide to revoke this Agreement after signing and returning it, you must provide a written statement of revocation via facsimile, electronic mail, or registered mail To THE COMPANY. If you do not revoke during the seven (7) day revocation period, this Agreement will take effect on the eighth (8th) day after the date you the sign the Agreement.

If you agree to the terms set forth in this Agreement, please sign below and return the original to the attention of Julia Marchi. Please sign and keep the other original copy for your records.

Sincerely,

PROPEL MEDIA, Inc.

propelmedia.com

By:	/s/ Marv Tseu

READ, UNDERSTOOD AND AGREED:

/s/ Robert Regular	Date:	4/30/16
Robert Regular 640 Lawlins Road Wyckoff, NJ 07481

ACKNOWLEDGMENT AND WAIVER

I, Robert Regular, acknowledge that I was given forty-five (45) days to consider the foregoing Agreement and knowingly and voluntarily chose to sign the Agreement prior to the expiration of the forty-five (45) day period.

I declare that the foregoing is true and correct.

/s/ Robert Regular	Date:	4/30/16
Robert Regular

propelmedia.com